Exhibit 10.14

English Translation

Copyright Transfer Agreement

This Copyright Transfer Agreement (“this Agreement”) is entered into by and between the following two parties in Beijing, People’s Republic of China as of May 24, 2007:

Transferor: Beijing Perfect World Network Technology Co., Ltd. (hereinafter referred to as “Party A”)

Address: 8/F, Huakong Building, No.1 Yard, Shangdi (E) Road, Haidian District, Beijing

Transferee: Perfect World Co., Ltd. (hereinafter referred to as “Party B”)

Address: Box 309 GT Ugland House 135 South Church Street, George Town, Grand Cayman, Cayman Islands

WHEREAS, Party A, in order to meet the need of its business development, proposes to transfer to Party B the copyrights of the Japanese, Traditional Chinese and Malaysian versions of Perfect World, a network game product developed by Party A,

WHEREAS, Party B agrees to accept such copyrights at the prices as determined by both parties,

THEREFORE, Party A and Party B, through friendly negotiation and pursuant to the Copyright Law of the People’s Republic of China and related laws and regulations, have hereby reached this Agreement for both parties to comply with.

Article 1 Contents of Transfer

1.	It is hereby agreed by both parties that, on and from the date on which this Agreement takes effect, Party A will transfer to Party B all the copyrights (“Transferred Copyrights”) of the Japanese, Traditional Chinese and Malaysian versions of Perfect World (“Game Product”), a network game product developed and owned by Party A, while Party B will in its own name cooperate with overseas operators in marketing and promoting the Game Product and its peripheral products, provide related services and technical support, carrying out marketing activities, and use trademarks and logos related to the Game Product.

2.	After this Agreement takes effect, Party A shall transfer to Party B in time all the rights and obligations under the [Perfect World] Online Game Agency Contract (“Agency Agreement”) already signed by and between Party A and its overseas operator.

3.	In order to guarantee that Party B can smoothly operate the Game Product, it is hereby agreed by Party A that, after this Agreement takes effect, Party A will provide Party B with technical support, technical services and upgrading services for the overseas operating of the Game Product for free, and train technicians for Party B for free. The specific forms will be negotiated and determined by both parties.

Article 2 Intellectual Property

1.	Party A has complete copyrights of the Japanese, Traditional Chinese and Malaysian versions of this Game Product and owns the unlimited right to transfer them legally to Party B. It is guaranteed by Party A that the Transferred Copyrights are not subject to any third-party mortgage, pledge, arrestment, freezing, etc. that may limit the obligations and rights of Party B as the transferee of such copyrights.

2.	If any of the Transferred Copyrights infringe on any third-party right, Party A shall be fully responsible for it and compensate Party B for all the losses and expenses (including but not limited to damages, legal costs, lawyer’s fees) sustained by Party B as a result of the infringement.

3.	In order to guarantee that Party B can smoothly operate this Game Product and provide related services in overseas markets, Party B is hereby authorized by Party A to use for free the Chinese and English trademarks and logos owned by Party A related to the Game Product.

Article 3 Transfer Price

1.	Within 30 days after this Agreement takes effect, Party B shall pay to Party A an amount of USD183,473 as the transfer price (“Contract Price”) for the Transferred Copyrights.

2.	It is agreed by both parties that the above Contract Price is all the price payable by Party B to Party A hereunder, and Party B shall not pay any extra money for any other license, support or service provided by Party A hereunder.

3.	It is agreed by Party A to bear all the taxes and all related fees stipulated by the government for the revenues generated hereunder.

Article 4 Confidentiality

1.	Either party hereto shall keep strictly confidential all the confidential information obtained from the other party during the process of concluding and performing this Agreement, including but not limited to the contents contained herein, know-how or business secrets of either party, etc. (collectively called “Confidential Information”). Unless otherwise required by any applicable law, by the securities exchange commission, by any government authority or by any court of law, neither party, without written consent from the other party hereto, shall disclose any of the above Confidential Information to any organization, company or individual (except employees who need to access related information for the purpose of executing this Agreement).

2.	The obligations of either party under this article (Article 4) will remain valid during the term of this Agreement and survive the termination or dissolution hereof, regardless of the reason for the termination or dissolution.

Article 5 Liabilities for Breach of Contract

1.	If Party B fails to pay to Party A the Contract Price by the time as agreed herein, for each week after the due time, Party B shall pay to Party A an amount equal to 1% of the Contract Price as the penalty. If Party B fails to make the payment within 4 weeks after the due time, Party A shall have the right to dissolve this Agreement.

2.	In addition to the provisions of the above Article 5.1, if either party fails to fully and appropriately perform its other obligations hereunder and still fails to cure such defaults within 30 days after receipt of the written notice from the other party, the other party shall have the right to request the breaching party to compensate all the economic losses sustained thereby. If such defaults cause it impossible to achieve the goal of this Agreement, the non-breaching party shall have the right to immediately dissolve this Agreement.

Article 6 Applicable Laws and Settlement of Disputes

1.	This Agreement shall be executed and interpreted in compliance with the related laws and regulations of the People’s Republic of China.

2.	Any dispute arising from the execution, validity or performance of or in relation to this Agreement shall be solved by both parties through friendly negotiation. Where negotiation fails to solve the dispute, either party can submit it to China International Economic and Trade Arbitration Commission, Beijing Sub-commission for arbitration with the arbitration rules effective at the time of arbitration. The arbitration will be held in Beijing and use Chinese as the language. The arbitral award is final and binding on both parties.

3.	During the period of solving the dispute and arbitration, both parties shall continue performing the undisputed obligations and exercising the undisputed rights hereunder.

Article 7 General Provisions

1.	This Agreement will take effect on the date first above written after being signed by the legally authorized representatives of and affixed with the company seals of both parties.

2.	This Agreement constitutes the complete agreement for the subject matter involved in this Agreement and replaces any and all previous written or oral agreements or promises made by both parties for this subject matter. No modification of, supplement or amendment to this Agreement will be effective before it is officially signed by the legally authorized representatives of both parties hereto.

3.	If any provision of this Agreement is determined invalid pursuant to any applicable law or regulation, the invalidity of the said provision will not affect the validity of other provisions herein. Both parties shall try to negotiate and reach a valid provision closest to the intention of the invalid provision and use it to replace the invalid provision.

4.	If either party hereto fails to implement any provision hereunder or exercise any of its rights hereunder, this failure shall not constitute any waiver for any other provision herein in the future.

5.	All the notices or other correspondences required hereunder shall be made in writing and be delivered via registered mail, express delivery or personal service. If any notice or correspondence is delivered via registered mail, the time indicated on the return receipt shall be regarded as the date of delivery; if the notice or correspondence is delivered via express delivery, the date on which the recipient signs for the express delivery shall be regarded as the date of delivery; if the notice or correspondence is delivered via personal service, the date of actual receipt shall be regarded as the date of delivery.

6.	This Agreement is executed in duplicate with each party holding one and shall have the same legal effect.

Party A: Beijing Perfect World Network	Party B: Perfect World Co., Ltd.
Technology Co., Ltd.	For and on behalf of Perfect World Co., Ltd.

Authorized Rep: /s/ Qi Zhu	Authorized Rep: /s/Yufeng Chi
Authorized Signature(s)
[Seal: Beijing Perfect World Network Technology Co., Ltd.]
Title:	Title:

Supplementary Agreement to Copyright Transfer Agreement

This Supplementary Agreement to Copyright Transfer Agreement (“this Supplementary Agreement”) is entered into by and between the following two parties in Beijing, People’s Republic of China as of May 30 2007. This Supplementary Agreement shall supplement the Copyright Transfer Agreement concluded on May 24, 2007 by and between the two parties:

Transferor: Beijing Perfect World Network Technology Co., Ltd. (hereinafter referred to as “Party A”)

Address: 8/F, Huakong Building, No.1 Yard, Shangdi (E) Road, Haidian District, Beijing

Transferee: Perfect World Co., Ltd. (hereinafter referred to as “Party B”)

Address: Box 309 GT Ugland House 135 South Church Street, George Town, Grand Cayman, Cayman Islands

WHEREAS, Party A and Party B has entered into the Copyright Transfer Agreement on May 24, 2007. Party A and Party B, through friendly negotiation, have hereby reached this Supplementary Agreement for both parties to comply with:

On and from the date on which this Supplementary Agreement takes effect, Party A will transfer to Party B, including but not limited to all the copyrights (“Transferred Copyrights”) of the Thai language version, English version and Indonesian language version of Perfect World (“Game Product”), a network game product developed by Party A.

Party A:	Beijing Perfect World Network Technology Co., Ltd.	Party B: Perfect World Co., Ltd. For and on behalf of Perfect World Co., Ltd.

Authorized Rep:	/s/ Qi Zhu	Authorized Rep:	/s/ Yufeng Chi
Authorized Signature(s)

[Seal: Beijing Perfect World Network Technology Co., Ltd.]

Title:	Title: